EXHIBIT 99.1




LEHMAN BROTHERS
Press Release

For Immediate Release                   Media Contact:        William J. Ahearn
                                                              (212) 526-4379

                                        Investor Contact:   Shaun Butler
                                                            (212) 526-8381





                             LEHMAN BROTHERS REPORTS
                     FIRST QUARTER EARNINGS OF $298 MILLION





NEW YORK, March 20, 2002 -- Lehman Brothers Holdings Inc. (ticker symbol: LEH) today reported net income of $298 million, or $0.99 per common share (diluted), for the first quarter ended February 28, 2002, compared with $387 million, or $1.39 per common share (diluted) reported for the first quarter of fiscal 2001, and $201 million, or $0.73 per common share (diluted) in the fiscal 2001 fourth quarter (excluding the $0.27 per share effect of a special charge related to the events of September 11th).

"In the first quarter, we saw a significant rebound in profitability from the fourth quarter of fiscal 2001, which had been impacted by the loss of the Firm's downtown New York headquarters facilities on September 11," said Richard S. Fuld, Jr., Chairman and Chief Executive Officer. "While market conditions remain difficult for many investment
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                                                  First quarter earnings/page 2

banking activities, Lehman Brothers' first quarter performance clearly demonstrates the resiliency of our organization, the diversity of the earnings power of our global franchise, and the hard work, dedication, and professionalism of our employees around the world."

Net revenues (total revenues less interest expense) for the first quarter were $1.6 billion, down 15 percent from $1.9 billion in the first quarter of fiscal 2001, and an increase of 33 percent from $1.2 billion in the fiscal 2001 fourth quarter. Mr. Fuld noted that the level of revenues recorded in the first quarter reflected record fixed income capital markets revenues, and strong performance in equity and debt origination and high-net-worth activities, offset by an industry-wide weakness in M&A advisory and equity capital markets.

Specifically, Mr. Fuld pointed out that equity and equity-related underwriting revenues grew by over 50 percent, compared with the previous fiscal year's first quarter. In fixed income origination, the Firm continued to gain market share, ending the quarter as the third-ranked underwriter of investment grade bond issues. Debt capital markets posted record results, as the continued favorable fixed income environment resulted in extremely strong institutional customer flow across all credit products, including high grade bonds, municipals, and mortgages. Mr. Fuld also noted that equity capital markets revenues, while lower than in the previous fiscal year, reflected an increase in market share in both listed and NASDAQ trading, as the Firm recaptured volume temporarily lost as a result of its relocation to back-up trading facilities after September 11.

Non-interest expenses for the quarter were $1,166 million, down 11 percent from $1,310 million in the fiscal 2001 first quarter. Nonpersonnel expenses in the fiscal 2002 first quarter were $347 million, compared with $350 million in the previous fiscal year's first quarter. Compensation and benefits as a percentage of net revenues remained at 51 percent during the first quarter of fiscal 2002.

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                                                  First quarter earnings/page 3

For the quarter ended February 28, 2002, the Firm's pre-tax operating margin was
27.4 percent, compared with 20.2 percent in the fiscal 2001 fourth quarter (excluding the effect of the special charge), and 30.4 percent in the fiscal 2001 first quarter. For the fiscal 2002 first quarter, the Firm's return on common equity was 14.6 percent, compared with 10.0 percent in the preceding quarter (excluding the effect of the special charge), and 21.2 percent in the fiscal 2001 first quarter. Return on common equity is calculated before any adjustments for special preferred dividends.

During the first quarter of fiscal 2002, a final special preferred dividend of $25 million was accrued for payment on the Redeemable Voting Preferred Stock owned by American Express Company and Nippon Life Insurance Company. The final special preferred dividend is 50 percent of the amount by which the Firm's net income in the first half of fiscal 2002 exceeds $200 million, up to a maximum of $25 million. The maximum amount was accrued during the first quarter of fiscal 2002, as the Firm's net income during the quarter exceeded $250 million.

As of February 28, 2002, Lehman Brothers stockholders' equity and trust preferred securities totaled $9.4 billion, and total capital (stockholders' equity, trust preferred securities, and long-term debt) was approximately $47 billion. Book value per common share was $32.47.

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide. Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private equity, and private client services. The Firm is headquartered in New York, London, and Tokyo and operates in a network of offices around the world. For further information about Lehman Brothers' services, products, and recruitment opportunities, visit our Website at www.lehman.com.


Conference Call

A conference call to discuss the Firm's financial results and outlook will be held at 10:00 a.m. EST on Wednesday, March 20, 2002. Members of the public who would like to access the conference call should dial, from the U.S., 888-843-7190, or, from outside the U.S., 712-257-3681. The passcode for all callers is LEHMAN. The conference call will also be accessible through the "Shareholders" section of the Firm's web site, www.lehman.com. For those unable to listen to the live broadcast, a replay will be available on the Firm's web site or by dialing 800-947-6615 (within the U.S.) or 402-220-4611 (from outside the U.S.) beginning approximately one hour after the event, and remaining available until 5:00 p.m. on April 3, 2002.


Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These statements are not historical facts but instead represent only the Firm's expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include market, credit or counterparty, liquidity, legal and operational risks. The Firm's actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. For more information concerning the risks and other factors that could affect the Firm's future results and financial condition, see "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Firm's most recent Annual Report to Shareholders.


                         Financial Information Attached